Exhibit 99.1

December 19, 2013

To Valassis Associates:

I enjoyed visiting your headquarters yesterday and meeting many of you in person. For those of you I did not get to speak with yesterday, I wanted to reach out on behalf of the entire team at Harland Clarke Holdings Corp. to express our excitement about yesterday’s announcement and tell you a little bit about our company.

Harland Clarke Holdings Corp. is a leading provider of best-in-class integrated payment solutions and marketing services. We believe that Valassis’ proven ability to effectively and intelligently deliver media campaigns for our country’s largest advertisers and marketers is a strong complement to Harland Clarke Holdings Corp.’s capabilities in managing customer relationships for the world’s largest financial institutions, the most respected big box retailers, as well as educational and governmental organizations worldwide. We will leverage each company’s respective best practices, creating a leading diversified global transaction services, media delivery services, consumer and business direct and education solutions company.

I have tremendous respect for Valassis, its quality assets, hard-working associates and strong customer base. Valassis’ industry-wide reputation for long standing and proven customer relationships is outstanding and I look forward to maintaining our shared commitment to high-quality client focused solutions and outstanding client relations and service. While we are very early in the process, we assure you we will do what is right for both of our businesses and our employees.

This announcement is truly transformational for all of us at Harland Clarke Holdings Corp., and we are excited for what lies ahead.

Best Regards,

/s/ Chuck Dawson

Chuck Dawson

Chief Executive Officer

Harland Clarke Holdings Corp.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Valassis common stock described in this press release has not yet commenced. At the time the planned offer is commenced a wholly-owned subsidiary of Harland Clarke Holdings Corp. will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and Valassis will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Those materials will be made available to Valassis security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

Forward Looking Statements

Statements in this document that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Harland Clarke Holdings Corp. and Valassis operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; the availability of financing on attractive terms or at all; Harland Clarke Holdings Corp.’s ability to successfully integrate Valassis’ operations and employees with Harland Clarke Holdings Corp.’s existing business; the ability to realize anticipated growth, synergies and cost savings; and Valassis’ performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Harland Clarke Holdings Corp.’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013 as well as Valassis’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013. The forward-looking statements made herein speak only as of the date of this release and none of Harland Clarke Holdings Corp., Valassis or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.